                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.


 Consolidated Edison, Inc. and Consolidated Edison Company of New York, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[CON EDISON LOGO]
--------------------------------------------------------------------------------

                                            LETTER TO
                                            STOCKHOLDERS
                                            JOINT NOTICE OF 1998
                                            ANNUAL MEETINGS
                                            AND
                                            JOINT PROXY
                                            STATEMENT

                                            MAY 18, 1998
                                            THE THEATER AT
                                            MADISON SQUARE GARDEN

[CON EDISON LOGO]

                         4 Irving Place, New York, N.Y. 10003

--------------------------------------------------------------------------------
EUGENE R. MCGRATH
CHAIRMAN OF THE BOARD

                                                                   April 6, 1998

Dear Stockholders:

     You are cordially invited to attend the first joint annual meeting of Consolidated Edison, Inc. ("CEI") and Consolidated Edison Company of New York, Inc. ("Con Edison"). I hope that you will join the Boards and management of your Companies at The Theater at Madison Square Garden, Seventh Avenue between 31st and 33rd Streets, New York City on Monday, May 18, 1998 at 1:30 p.m.

     On January 1, 1998, CEI became the holding company of Con Edison. All outstanding shares of Con Edison common stock were exchanged for shares of CEI common stock on that date. The outstanding shares of Con Edison preferred stock remained unchanged. Therefore, if you hold shares of common stock, your stock is in CEI and if you hold shares of preferred stock, your stock is in Con Edison.

     The accompanying Joint Proxy Statement contains information about matters to be considered at both the CEI and the Con Edison annual meetings. At the annual meetings, CEI stockholders will be asked to vote on the election of Directors and the Con Edison stockholders will be asked to vote on the election of Trustees. Stockholders of both companies will vote on the ratification of the selection of independent public accountants for 1998.

     In addition to the matters described above, CEI stockholders will be asked to vote on two proposals submitted by individual stockholders described in the Joint Proxy Statement, if the proposals are properly presented at the annual meeting. For the reasons stated in the Joint Proxy Statement, the CEI Board of Directors and management recommend that CEI stockholders vote against these proposals.

     Whether or not you plan to attend the Annual Meeting, please date, sign and return the enclosed proxy in the envelope provided. It is very important that as many shares as possible be represented at the meeting. Stockholders of record may also vote their shares by telephone. Instructions for using this convenient new telephone service are set forth on the enclosed proxy card.

     If after voting your proxy you come to the meeting, you may vote in person even though you have previously voted your proxy.

                                            Sincerely,

                                            /s/ Eugene R. McGrath
                                            Eugene R. McGrath

[CON EDISON LOGO]

                         4 Irving Place, New York, N.Y. 10003

--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

     The Annual Meetings of Stockholders of Consolidated Edison, Inc. ("CEI") and Consolidated Edison Company of New York, Inc. ("Con Edison") will be held concurrently at The Theater at Madison Square Garden, Seventh Avenue between 31st and 33rd Streets, New York, New York, on Monday, May 18, 1998 at 1:30 P.M., E.D.S.T. for the following purposes:

          a. For CEI stockholders to elect eleven members of the Board of Directors and Con Edison stockholders to elect eleven members of the Board of Trustees;

          b. For CEI and Con Edison stockholders to ratify and approve the appointment of Price Waterhouse LLP as independent accountants for the year 1998; and

          c. For CEI stockholders only to act upon two stockholder proposals as set forth in the Proxy Statement (attached hereto and incorporated herein by reference); and

          d. For CEI and Consolidated Edison stockholders, to transact such other business as may properly come before the meetings, or any adjournment thereof.

     If you hold shares in both CEI and Con Edison, you will be provided with a proxy card for each company. Please return both cards in the envelopes provided, if you do not vote by telephone.

     You are cordially invited to attend this meeting. IF YOU PLAN TO ATTEND, please mark the appropriate box on the enclosed proxy card and we will send you an admission ticket. If you are a stockholder of record and vote by telephone, you will have the opportunity to indicate that you plan to attend this meeting and a ticket will be sent to you.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD. WE WILL SINCERELY APPRECIATE YOUR DOING SO.

                                       By Order of the Board of
                                       Directors/Trustees,

                                                ARCHIE M. BANKSTON
                                                    Secretary

Dated: April 6, 1998

PROXY STATEMENT

INTRODUCTION

     This Joint Proxy Statement is provided to stockholders of Consolidated Edison, Inc. ("CEI") and Consolidated Edison Company of New York, Inc. ("Con Edison") (together "the Companies") in connection with their respective annual meetings of stockholders and any adjournments or postponements thereof. The annual meetings are scheduled to be held concurrently at 1:30 p.m., in The Theater at Madison Square Garden, Seventh Avenue between 31st and 33rd Streets, New York, New York, on Monday, May 18, 1998.

     On January 1, 1998, as a result of the holding company formation approved by Con Edison stockholders at the Special Meeting on December 12, 1997, the outstanding shares of Con Edison common stock were exchanged, on a one-for-one basis, for shares of CEI common stock. CEI holds 100 percent of the issued and outstanding shares of Con Edison common stock. The outstanding shares of Con Edison preferred stock are unchanged by the holding company formation and continue to be outstanding shares of Con Edison.

SOLICITATION OF PROXIES

     This joint proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of CEI and the Board of Trustees of Con Edison which have their principal executive offices at 4 Irving Place, New York, New York 10003, for use at their respective annual meetings to be held on Monday, May 18, 1998. This joint proxy statement and the enclosed CEI and Con Edison forms of proxy are being mailed to stockholders on or about April 6, 1998.

     This solicitation of proxies for the Annual Meetings of Stockholders is being made by management on behalf of the Board of Directors and the Board of Trustees and will be made by mail and by telephone, facsimile and electronic transmissions or overnight delivery. The expense of the solicitation will be borne by the Companies. The expense will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding proxy material and other documents to beneficial owners of stock held in their names. In addition, Morrow & Co. of New York, New York, has been retained to assist in the solicitation of proxies by the means described above. The estimated cost of Morrow's services is $17,000, plus out-of-pocket expenses.

RECORD DATE, OUTSTANDING
  VOTING SECURITIES AND VOTING RIGHTS

     The Boards of Directors and Trustees have established March 31, 1998, as the record date for the determination of stockholders of CEI and Con Edison entitled to receive notice of and to vote at their respective meetings. On the record date, there were outstanding 1,915,319 shares of $5 Cumulative Preferred Stock of Con Edison and 235,489,650 shares of Common Stock of each of CEI and Con Edison, each entitled to one vote per share upon the propositions to be presented at respective meetings. The holders of common stock of CEI will vote on the election of Directors of CEI, on the ratification of independent accountants of CEI and on the two stockholder proposals. The holders of Con Edison's $5 Preferred Stock and Common Stock will vote on the Trustees of Con Edison and on the ratification of the appointment of independent accountants. All of the outstanding shares of Con Edison's Common Stock are held by CEI.

     Copies of the 1997 Annual Report are being mailed to all persons who as of the record date were holders of record of any shares of any class of stock of CEI or Con Edison.

     The enclosed proxy card is for the number of shares registered in your name with either CEI or Con Edison, together with any additional full shares held in your name in CEI's Automatic Dividend Reinvestment and Cash Payment Plan. The instructions on the proxy card provide that any shares registered in your name and any full shares held for your account in the Plan will be voted in the same manner.

     In all matters other than the election of Directors or Trustees the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meetings, entitled to vote and voting on the subject matter, shall be the act of the stockholders. Abstentions and broker non-votes are voted neither "for" nor "against", and have no effect on the vote, but are counted in the determination of the quorums. Directors and Trustees will be elected by a plurality of the votes present in person or represented by proxy at the annual meetings, entitled to vote and voting on the election of Directors and Trustees.

EXECUTION AND REVOCATION OF PROXY

     Shares represented by proxies properly signed and returned will be voted at the meeting. Each proxy will be exercised in accordance with the stockholder's specifications thereon. If the proxy is signed but no specification is made, the shares represented by the proxy will be voted for the election of Directors or Trustees and in accordance with the recommendations of the Board of Directors and Trustees on other proposals.

     Instead of submitting a signed proxy card, if you are a stockholder of record located in the United States, you may vote your proxy by telephone using the control number and instructions set forth on the proxy card. Telephone proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. Voting by telephone eliminates the need to return the proxy card. The telephone voting procedure may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

     A stockholder who gives a proxy may revoke it at any time before the proxy is voted at the meetings. The proxy is revocable by a later dated written instrument signed in the same manner as the proxy (including a proxy by telephone) and received by the Secretary of the Companies at or before the annual meetings. Also, a stockholder who attends the meetings in person may vote by ballot at the meetings, thereby cancelling any proxy previously given.

ATTENDANCE AND PROCEDURES AT ANNUAL MEETINGS

     Attendance at the annual meetings will be limited to stockholders of record, beneficial owners of either CEI or Con Edison stock entitled to vote at the meetings having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization. In order to assure the holding of fair and orderly meetings and to accommodate as many stockholders as possible who may wish to speak at the meetings, management will limit the general discussion portion of the meetings to one hour and permit only stockholders or their authorized representatives to address the meetings. In addition, management will require that all signs, banners, placards and protest-type materials be left outside the meeting room.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETINGS

ELECTION OF DIRECTORS AND TRUSTEES

(ITEM 1 ON PROXY CARD)

     Eleven Directors and Trustees are to be elected, respectively, at the annual meetings of stockholders to hold office until the next annual meetings and until their respective successors shall have been elected and qualified. The eleven nominees for Directors of CEI and the eleven nominees for Trustees of Con Edison whom the respective Boards propose for election are the same. Of the eleven Board members standing for election, two (Eugene R. McGrath and Joan S. Freilich) are officers of both CEI and Con Edison. The current non-officer nominee Directors/Trustees bring to the Companies the benefit of their broad expertise and experience in many diverse fields.

     Arthur Hauspurg will retire as a member of the Boards on May 18, 1998 following nearly thirty years of outstanding leadership and dedicated service as former Chairman of the Board, senior officer and Director/Trustee of the Companies during a period of extraordinary change and challenge to Con Edison and the utility industry. On May 18, 1998, Donald K. Ross will also retire from the Boards following more than twenty years of distinguished service to the Companies. His wise counsel and expert judgement will be missed in the deliberations of the Boards.

     Since Con Edison's last annual meeting, the number of Directors/Trustees constituting the entire Boards has been reduced from thirteen to eleven by resolution adopted by the CEI Board and by amendment to Section 8 of Con Edison's Bylaws. The most recent amendment of Section 8 of Con Edison's Bylaws will be effective at the opening of business on May 18, 1998, the date of the retirements of Mr. Hauspurg and Mr. Ross as members of the Boards. The pertinent portion of Section 8 as amended will provide that "The affairs of the Company shall be managed under the direction of a Board consisting of eleven
Trustees....".

     All of the nominees were elected Trustees at Con Edison's last annual meeting. The Companies' management believes that all of the nominees will be able and willing to serve as Directors and Trustees of the Companies.

     Shares represented by every properly signed proxy will be voted at the annual meetings for the election of Directors and Trustees of the persons nominated by management, except where the right to vote such shares is withheld as provided in the proxy or otherwise instructed. If one or more of the nominees is unable or unwilling to serve, the shares represented by the proxies will be voted for the other nominees and for any substitute nominee or nominees as shall be designated by management.

                           INFORMATION ABOUT NOMINEES

     The name and age of each of the nominees, the year in which each was first elected a Director and Trustee, the principal occupation and business experience of each during the past five years, the number of shares of Common Stock of CEI beneficially owned by each as of the close of business on January 31, 1998, their directorships in other publicly-held business corporations and the more significant of their directorships in charitable and educational organizations as of that date are set forth below, based on information provided by the nominees.

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
                                              ------------------------------
[PHOTO]                        E. VIRGIL CONWAY, 68
                               Chairman, Metropolitan Transportation Authority, New York,
                               N.Y. (public transportation) since April 1995. Mr. Conway
                               has been a Trustee of Con Edison since 1970 and a Director of CEI since December 1997. Mr. Conway was Chairman of the
                               Financial Accounting Standards Advisory Council from 1992 to
                               July 1995. Director or Trustee, Accuhealth, Inc., Atlantic
                               Mutual Insurance Company, Centennial Insurance Company, HRE
                               Properties, certain mutual funds managed by Phoenix Home
                               Life Mutual Insurance Company, Trism, Inc., Union Pacific
                               Corporation, Josiah Macy, Jr. Foundation, Pace University,
                               and Chairman, New York Housing Partnership Development
                               Corporation.
                               Shares owned: 13,298

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
                                              ------------------------------
[PHOTO]                        PETER W. LIKINS, 61
                               President, University of Arizona, Tucson, Arizona since
                               October 1, 1997. Dr. Likins was previously President of
                               Lehigh University, Bethlehem, Pa. Dr. Likins has been a
                               Trustee of Con Edison since 1978 and a Director of CEI since
                               December 1997. Director or Trustee, COMSAT Corporation,
                               Parker-Hannifin Corporation, Safeguard Scientifics, Inc.,
                               Udall Foundation and University Medical Center. Member,
                               National Academy of Engineering.
                               Shares owned: 1,500

[PHOTO]                        RUTH M. DAVIS, 69
                               President and Chief Executive Officer, The Pymatuning Group,
                               Inc., Alexandria, Va. (technology management). Dr. Davis has been a Trustee of Con Edison since 1981 and a Director of
                               CEI since December 1997. Director or Trustee, Air Products and Chemicals, Inc., BTG, Inc., Ceridian Corporation,
                               Giddings & Lewis, Inc., Premark International, Inc.,
                               Principal Mutual Life Insurance Company, Sprint Corporation,
                               Tupperware Corporation, Varian Associates and The Aerospace
                               Corporation (Chairman). Member, American Academy of Arts and
                               Sciences, National Academy of Engineering and University of
                               Maryland Board of Visitors.
                               Shares owned: 2,949

[PHOTO]                        EUGENE R. MCGRATH, 56
                               Chairman of the Board, President and Chief Executive Officer
                               of CEI since October 1997. Chairman and Chief Executive
                               Officer of Consolidated Edison Company of New York, Inc.
                               since September 1990. He was also President of Con Edison
                               from September 1990 through February 1998. Mr. McGrath has been a Trustee of Con Edison since 1987 and a Director of
                               CEI since October 1997. Director or Trustee, Atlantic Mutual
                               Insurance Company, Federal Reserve Bank of N.Y., Business
                               Council of New York State, Inc., New York City Partnership
                               and Chamber of Commerce, American Museum of Natural History,
                               Barnard College, National Action Council for Minorities in
                               Engineering, Inc., American Woman's Economic Development
                               Corporation, The Fresh Air Fund, the Wildlife Conservation
                               Society and the United Way of New York City. Member,
                               National Academy of Engineering.
                               Shares owned: 14,052

[PHOTO]                        GORDON J. DAVIS, 56
                               Partner, LeBoeuf, Lamb, Greene & MacRae, L.L.P., Attorneys
                               at Law, New York, N.Y. since October, 1994. Mr. Davis has
                               been a Trustee of Con Edison since 1989 and a Director of
                               CEI since December 1997. Mr. Davis was previously Partner,
                               Lord Day & Lord, Barrett Smith, Attorneys at Law, New York,
                               N.Y. Director or Trustee, Phoenix Home Life Mutual Insurance
                               Company, certain mutual funds managed by the Dreyfus
                               Corporation, Lincoln Center for the Performing Arts, Inc.,
                               Jazz at Lincoln Center, Inc. (Chairman) and New York Public
                               Library.
                               Shares owned: 1,293

[PHOTO]                        ELLEN V. FUTTER, 48
                               President and Trustee, American Museum of Natural History,
                               New York, N.Y. since November, 1993. Ms. Futter has been a
                               Trustee of Con Edison since 1989 and a Director of CEI since
                               December 1997. Ms. Futter was previously President of
                               Barnard College. Director, Trustee or Member, Bristol-Myers
                               Squibb Company, J.P. Morgan & Co., Inc., Council on Foreign
                               Relations and New York City Partnership.
                               Shares owned: 1,832

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
                                              ------------------------------
[PHOTO]                        ROBERT G. SCHWARTZ, 70
                               Director and former Chairman of the Board, President and
                               Chief Executive Officer, Metropolitan Life Insurance
                               Company, New York, N.Y. Mr. Schwartz served as Chairman of the Board of Metropolitan Life from 1983, and President and
                               Chief Executive Officer from 1989, to April, 1993. Mr.
                               Schwartz has been a Trustee of Con Edison since 1989 and a
                               Director of CEI since December 1997. Director or Trustee,
                               COMSAT Corporation, Lone Star Industries, Inc., Lowe's
                               Companies Inc., Mobil Corporation, Potlatch Corporation,
                               Reader's Digest Association, Inc., Committee for Economic
                               Development, Horatio Alger Association and Smeal College of
                               Business Administration at Penn State University (Board of
                               Visitors).
                               Shares owned: 2,000

[PHOTO]                        RICHARD A. VOELL, 64
                               Private investor and retired President and Chief Executive
                               Officer of The Rockefeller Group, New York, N.Y. (real
                               estate, real estate services and communications and
                               communications services) from 1982 to June, 1995. Mr. Voell has been a Trustee of Con Edison since 1990 and a Director of CEI since December 1997. Trustee or Member, Council on
                               Foreign Relations and Rockefeller University Council.
                               Director and Member of the Nominating Committee of the
                               Wildlife Conservation Society. Chairman, Business Council
                               for the United Nations and Past Chairman, Economic Club of
                               New York.
                               Shares owned: 3,838

[PHOTO]                        SALLY HERNANDEZ-PINERO, 45
                               Of Counsel, Kalkines, Arky, Zall & Bernstein, Attorneys at
                               Law, New York, N.Y. since 1994. Mrs. Hernandez-Pinero served as Chairwoman of the New York City Housing Authority from
                               1992 through 1993, New York City Deputy Mayor for Finance
                               and Economic Development from 1990 to 1992 and Commissioner and Chairwoman of the Board of Directors of the Financial
                               Services Corporation of New York City. Mrs. Hernandez-Pinero
                               has been a Trustee of Con Edison since 1994 and a Director of CEI since December 1997. Director or Trustee, Accuhealth,
                               Inc., The Dime Savings Bank, Blue Shield Association,
                               National Income Realty Trust and The Metropolitan Museum of
                               Art.
                               Shares owned: 540

[PHOTO]                        STEPHEN R. VOLK, 61
                               Senior Partner, Shearman & Sterling, Attorneys at Law, New
                               York, N.Y. Mr. Volk has been a Trustee of Con Edison since
                               1996 and a Director of CEI since December 1997. Member,
                               Council on Foreign Relations and the Harvard Law School
                               Dean's Advisory Board.
                               Shares owned: 1,540

[PHOTO]                        JOAN S. FREILICH, 56
                               Executive Vice President and Chief Financial Officer of CEI
                               and Con Edison since March 1998. She was Senior Vice
                               President and Chief Financial Officer of CEI from October
                               1997 to February of 1998 and of Con Edison from July 1996 to
                               February 1998. Ms. Freilich has been a Trustee of Con Edison since 1997 and a Director of CEI since October 1997.
                               Director or Trustee, Citizens Budget Commission and Public
                               Utilities Reports, Inc. Member, Financial Executives
                               Institute and Steering Committee, New York State Women in
                               Communications and Energy.
                               Shares owned: 1,800

     A complete list of directorships of the nominees in charitable and educational organizations is available to any stockholder who requests one from the Secretary of the Companies.

     The number of shares of Common Stock of CEI beneficially owned as of January 31, 1998, by each of the executive officers named in the compensation table on page 12 who are not also nominees is set forth below.

                            NAME                              SHARES OWNED
                            ----                              ------------
Charles F. Soutar...........................................     4,783
J. Michael Evans............................................     1,238
Stephen B. Bram.............................................     2,033
Peter J. O'Shea, Jr.........................................       130

     As of January 31, 1998, no nominee, Director/Trustee or officer was the beneficial owner of any other class of equity securities of CEI or Con Edison or beneficially owned more than .007 percent of the total outstanding Common Stock of CEI. As of the same date all officers and Directors/Trustees as a group beneficially owned 124,398 shares (.052 percent) of the outstanding Common Stock of CEI. Each officer and Director/Trustee held his or her shares with sole voting power and sole investment power, except for shares as to which voting power, or investment power, or both, were shared with a spouse or a relative of such person.

     To the best knowledge of the management of CEI, no person owned beneficially as of January 31, 1998, more than 5 percent of any class of voting securities of CEI.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Directors/Trustees and executive officers of the Companies to file reports of ownership and changes in ownership with respect to the equity securities of the Companies and its affiliates with the Securities and Exchange Commission and to furnish copies of these reports to the Companies. Based upon its review of the reports furnished to Con Edison for 1997 pursuant to Section 16 of the Act and written representations from certain reporting persons, the Companies believe that all of the reports were filed on a timely basis, except that one report covering one transaction was filed late by Dr. Peter Likins.

DIRECTORS/TRUSTEES' FEES AND ATTENDANCE

     Those Directors/Trustees who are not employees of CEI or Con Edison are paid an annual retainer of $24,000 and a fee of $1,000 for each meeting of the Boards or a Committee of the Boards attended, except that if a Committee meeting is held on the same day as the meeting of the Boards, the fee paid for attending the Committee meeting is $800. CEI and Con Edison will reimburse members of the Boards, who are not currently officers of the Companies, for expenses incurred in attending Board and Committee meetings. No Director/Trustee who serves on both the CEI and the Con Edison Boards and the corresponding Committees is paid additional compensation for concurrent service.

     The Chairs of the Audit, Budget and Contracts, Environmental, Executive Personnel and Pension, Finance, Nominating and Planning Committees each receive an annual retainer fee of $4,000, provided, however, that if any Director or Trustee is serving at the same time as the Chairman of the Budget and Contracts Committee and the Finance Committee he or she is paid only one such annual retainer. The Acting Chairman of any Board Committee is paid an additional meeting fee of $200 for any Committee meeting at which he or she presides. Directors/Trustees may participate in the Discount Stock Purchase Plan, the Deferred Compensation Plan and the Retirement Plan for non-officer Directors/Trustees described below. Members of the Boards who are officers of the Companies receive no retainer or meeting fees for their service on the Boards.

     The Companies have a deferred compensation plan applicable to non-officer members of the Boards. A Board member who elects to participate in the plan may defer all or a portion of the compensation paid by the Companies with interest. As of April 1, 1998, two former Trustees of Con Edison were participants in the plan.

     The Companies have a retirement plan for those Directors/Trustees who are not entitled to receive employee pension benefits from the Companies. The plan provides that a Director/Trustee who retires from the Boards and who has completed ten full years of service on the Boards shall receive annually, for life, commencing at age 65 or the date of retirement, whichever is later, a benefit in an amount equal to the then annual retainer being paid to the active members of the Boards of Directors/Trustees, changing as and when such annual retainer changes. The benefits for a Director/Trustee who retires with less than ten years of service are prorated. As of April 1, 1998, four former Trustees of Con Edison were participants in the plan.

     The Discount Stock Purchase Plan permits employees of Con Edison, including executive officers, to contribute up to 20 percent of their salaries into the plan, but not more than $25,000 per year. Non-officer members of the Boards of Directors/Trustees are eligible to participate and may contribute up to $1,000 per month. Also, dividends may be reinvested. Con Edison contributes one-ninth of the participant's contributions, including reinvested dividends. The contributions are used to purchase outstanding shares of Common Stock of CEI for the participants. Con Edison pays brokerage and other expenses relating to the plan.

     The law firm of LeBoeuf, Lamb, Greene & MacRae of which Mr. Davis is a partner provided services to Con Edison in 1997 and will provide services in 1998. The law firm of Shearman & Sterling of which Mr. Volk is Senior Partner provided services to a subsidiary of CEI in 1997 and 1998.

     The Board of Directors of CEI held one special meeting in 1997. The Board of Trustees of Con Edison held ten regular meetings and two special meetings in 1997. During 1997 each incumbent Director/Trustee attended more than 75 percent of the combined meetings of the Boards of Directors/Trustees and the Board Committees on which he or she served.

STANDING COMMITTEES OF THE BOARDS

     CEI and Con Edison have identical standing Committees. It is expected that, in most instances CEI's and Con Edison's standing Committees will meet jointly. There were no meetings of CEI Committees in 1997.

     The Audit Committees, composed of four non-officer Directors/Trustees (Mrs. Hernandez-Pinero, Chair, Dr. Davis, Ms. Futter and Mr. Ross), meets with the Companies' managements, including the Con Edison General Auditor, and their independent accountants, several times a year to discuss internal controls and accounting matters, the Companies' financial statements and the scope and results of the auditing programs of the independent accountants and of the Con Edison internal auditing department. The Audit Committees also recommend to the Board of Directors/Trustees the appointment of the independent accountants for the Companies, subject to stockholders' approval at the annual meetings. Con Edison's Audit Committee held three meetings in 1997.

     The Budget and Contracts Committees, composed of seven non-officer Directors/Trustees (Mr. Ross, Chair, Dr. Davis and Messrs. Conway, Davis, Hauspurg, Likins and Schwartz), examine into and make recommendations to the Board with respect to the annual capital budgets of CEI and Con Edison, respectively, major purchase authorizations and contractual commitments, and the annual operating budget, receive a five-year forecast of capital budget expenditures and review major real estate transactions and litigation settlements. Con Edison's Budget and Contracts Committee held ten meetings during 1997.

     The Environmental Committees, composed of five non-officer Directors/Trustees (Ms. Futter, Chair, Dr. Davis, Mrs. Hernandez-Pinero and Messrs. Davis and Likins), provide advice and counsel to the Companies' managements on corporate environmental policy and on such other environmental matters as from time to time the Committees deem appropriate; review significant new developments in environmental laws and governmental agency actions as they affect the

Companies' corporate environmental policies; review significant issues relating to the Companies' compliance with environmental laws and regulations and corporate environmental policies; meet annually with the Planning Committees to review and evaluate planning and environmental issues; submit recommendations to the Boards with respect to environmental-related matters; and make such other reviews and recommend to the Boards such other actions as they may deem necessary or desirable to help promote sound planning by the Companies with due regard to the protection of the environment. Con Edison's Environmental Committee held five meetings in 1997.

     The Executive Committees, composed of Mr. McGrath, the Chairman of the Board and of the Committees, and four non-officer Directors/Trustees (Messrs. Conway, Hauspurg, Likins and Ross), may exercise during intervals between the meetings of each Board all the powers vested in the Board, except for certain specified matters. No meetings of Con Edison's Executive Committee were held in 1997.

     The Executive Personnel and Pension Committees, composed of five non-officer Directors/Trustees (Mr. Conway, Chair, Mrs. Hernandez-Pinero and Messrs. Ross, Schwartz and Voell), report and make recommendations to the Boards relating to officer and senior management appointments and compensation. In addition, the Committees make incentive compensation awards to officers participating in Con Edison's Executive Incentive Plan, subject to confirmation by the Board and administer CEI's Stock Option Plan, including determining the recipients of, and the number of shares covered by, stock option grants. The Committees also review and make recommendations as necessary to provide for orderly succession and transition in the executive management of the Companies and receive reports and make recommendations with respect to minority and female recruitment, employment and promotion. They also oversee and make recommendations to the Boards with respect to compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"), and review and make recommendations with respect to new benefit plans and plan amendments, the selection of plan trustees and the funding policy and contributions to the funded plans, and review the performance of the funded plans. Con Edison's Executive Personnel and Pension Committee held seven meetings during 1997.

     The Finance Committees, which are composed of seven non-officer Directors/Trustees (Mr. Schwartz, Chair, Dr. Davis and Messrs. Conway, Davis, Hauspurg, Likins and Ross), review and make recommendations to the Boards with respect to the Companies' financial condition and policies, their dividend policies, bank credit arrangements, financings, investments, nuclear decommissioning funds, and other financial matters, and review five-year financial forecasts. Con Edison's Finance Committee held eleven meetings during 1997.

     The Nominating Committees, composed of five non-officer Directors/Trustees (Mr. Voell, Chair, Ms. Futter and Messrs. Conway, Schwartz and Volk), are responsible for recommending candidates to fill vacancies on the Boards of Directors/Trustees. In addition, the Committees assist with respect to the composition and size of the Boards and of all Committees of the Board. The Committees also make recommendations to the Boards as to the compensation of Board members and members of the committees as well as other corporate governance matters. Con Edison's Nominating Committee held six meetings in 1997. The Committees have no formal procedures for consideration of recommendations for nominations to the Boards. They consider candidates proposed by stockholders. Nominations for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Companies. Each nomination should include information as to the qualifications of the candidate and should be accompanied by a written statement (presented to the Secretary of the Companies) from the suggested candidate, to the effect that the candidate is both willing and affirmatively desirous of serving.

     The Planning Committees, composed of seven non-officer Directors/Trustees (Dr. Likins, Chair, Dr. Davis, Ms. Futter, Mrs. Hernandez-Pinero and Messrs. Davis, Hauspurg and Volk), examine into and make recommendations to the Boards regarding long range planning for the Companies. Con Edison's Planning Committee held three meetings in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mrs. Hernandez-Pinero and Messrs. Conway, Ross, Schwartz and Voell were members of Con Edison's Executive Personnel and Pension Committee in 1997 and also serve on CEI's Executive Personnel and Pension Committee beginning in 1998. The Companies believe that there are no interlocks with the members that serve on these Committees.

MANAGEMENT PROPOSAL

(ITEM 2 ON PROXY CARD)

PROPOSAL NO. 2--Approval of Appointment of Price Waterhouse LLP as Independent
  Accountants for the Year 1998

     At the Annual Meetings, the Board of Directors/Trustees will recommend that the stockholders ratify and approve the selection of Price Waterhouse LLP as independent accountants for the Companies for the year 1998. Price Waterhouse LLP has acted in the same capacity for Con Edison for many years.

     Before the Audit Committee recommended the appointment of Price Waterhouse LLP, it considered that firm's qualifications. This included a review of their performance in prior years, as well as their reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Price Waterhouse LLP in these respects. The Audit Committee reviewed information provided by Price Waterhouse LLP concerning litigation involving that firm and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of companies audited by them. As to these matters, the Audit Committee has concluded that the ability of Price Waterhouse LLP to perform services in 1998 for the Companies is not in any way adversely affected by any litigation or investigations reflected in such information.

     Representatives of Price Waterhouse LLP will be present at the Annual Meetings and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     In connection with the 1997 audit of CEI and Con Edison, Price Waterhouse LLP reviewed the Companies' annual report and examined the related financial statements, reviewed interim financial statements and certain of the Companies' filings with the Federal Energy Regulatory Commission, the New York State Public Service Commission and the Securities and Exchange Commission. Price Waterhouse LLP also performed audits of the financial statements of Con Edison's pension and certain other benefit plans. Fees for Price Waterhouse's audit services performed in 1997 totalled $735,000.

     Adoption of Proposal No. 2 requires for CEI the affirmative vote of a majority of the shares of CEI's Common Stock and for Con Edison the affirmative vote of a majority of the shares of Con Edison's Common Stock and $5 Cumulative Preferred Stock (voting together as a single class) voted on the proposals at the meetings.

     THE BOARD OF DIRECTORS/TRUSTEES RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

     The following two proposals were submitted by holders of Con Edison's Common Stock prior to the exchange of Con Edison's Common Stock for the stock of CEI on January 1, 1998. As provided in the October 31, 1997 Proxy Statement soliciting stockholders' votes for the Special Meeting of Stockholders held December 12, 1997, these proposals are deemed to apply to CEI.

STOCKHOLDER PROPOSALS

(ITEM 3 ON PROXY CARD)

PROPOSAL NO. 3--John J. Gilbert, 29 East 64th Street, New York, N.Y. 10021-7043, owning 125 shares, and/or Margaret R. Gilbert (same address), owning 124 shares, and both Executors of the Estate of Lewis D. Gilbert for 100 shares, and/or Edith and/or Edward Rudy, Box 7077,

  Yorkville Station, New York, N.Y. 10128-7077, owning 2,052 shares of Common Stock have submitted the following proposal:

          "RESOLVED: That the stockholders of Consolidated Edison Company of New York, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     The statement made in support of this proposal is as follows:

     "Continued very strong support along the lines we suggest were shown at the last annual meeting when 33.1%, a large increase over the previous year, 10,427 owners of 47,363,551 shares, were cast in favor of this proposal. The vote against included 11,099 unmarked proxies.

     "California law still requires that unless stockholders have voted not to have cumulative voting they will have it. Ohio also has the same provision.

     "The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

     "Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Texaco's recent problems might have also been prevented with cumulative voting, getting directors on the board to prevent such things. Ingersoll-Rand, also having cumulative voting, won two awards. FORTUNE magazine ranked it second in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend.

     "Lockheed-Martin, as well as VWR Corporation, now have a provision that if anyone has 40% or more of the shares cumulative voting applies; it does apply at the latter company.

     "In 1995 American Premier adopted cumulative voting. Allegheny Power System tried to take away cumulative voting, as well as put in a stagger system of electing directors, and stockholders defeated it, showing stockholders are interested in their rights. Hewlett Packard, a very successful company, also has cumulative voting.

     "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 3 FOR THE FOLLOWING REASONS:

     The same proposal was submitted by Mr. Gilbert to Con Edison's 1997, 1996, 1995, 1994, 1987, 1986, 1985 and 1984 annual meetings of stockholders, to each of six annual meetings held from 1974 through 1979 and to several prior meetings and was overwhelmingly defeated each time. The proposal, in the opinion of the Board of Directors, is contrary to the best interests of CEI and its stockholders. The Directors, in administering the affairs of the Company, should function for the benefit of all stockholders. The present system of voting for the election of Directors, under which the holders of a plurality of the votes cast at a meeting of stockholders elect a Board of Directors to represent all the stockholders, has served well. If this proposal were adopted, a Director who was elected only because of cumulative voting might represent and act for the benefit of a special interest rather than for the benefit of all stockholders.

     In the opinion of counsel, this resolution, if adopted, would not constitute an amendment of the Certificate of Incorporation of CEI permitting cumulative voting, but would constitute a formal request by the stockholders that the Board of Directors submit to a later meeting of the stockholders a proposal to amend the Company's Certificate of Incorporation so as to permit cumulative voting by the Company's stockholders in voting for the election of members of the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 3.

(ITEM 4 ON PROXY CARD)

PROPOSAL NO. 4--Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia
  Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Common Stock, has submitted the following proposal:

          "RESOLVED: That the shareholders recommend that the Board take the necessary step that Con Edison specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

     The statement made in support of this proposal is as follows:

     "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

     "Last year the owners of 17,330,744 shares, representing approximately 12.1% of shares voting, voted FOR this proposal.

     "If you AGREE, please mark your proxy FOR this proposal."

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 4 FOR THE FOLLOWING REASONS:

     Disclosure of executive compensation is governed by the Securities and Exchange Commission's proxy solicitation rules. In accordance with those rules CEI currently provides information on pages 12 through 18 of the Proxy Statement concerning compensation for the five highest paid executive officers.

     The proposal would impose on CEI more stringent disclosure requirements than those imposed on other companies by the Commission's rules. The Board believes that any changes in the disclosure requirements should emanate from the Commission and should be uniformly applicable to all companies subject to the proxy rules.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 4.

--------------------------------------------------------------------------------

     Adoption of the preceding stockholder resolutions (Proposals 3 and 4) would require the affirmative vote of a majority of shares of Common Stock of CEI voted thereon at the meeting.

--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the Companies' Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 1997. The positions shown are the officers' positions with Con Edison as of December 31, 1997.

                                                                             LONG TERM
                                            ANNUAL COMPENSATION             COMPENSATION
                                   --------------------------------------   ------------
                                                                OTHER
                                                                ANNUAL         OPTION       ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR   SALARY    BONUS    COMPENSATION      SHARES    COMPENSATION(1)
   ---------------------------     ----   ------    -----    ------------   ------------ ---------------
Eugene R. McGrath................  1997  $790,000  $518,700    $17,251         70,000        $25,641
Chairman of the Board,             1996  $721,667  $422,663    $17,513         70,000        $25,582
President and Chief                1995  $660,000  $409,500    $16,077                       $24,651
Executive Officer
Charles F. Soutar................  1997  $371,333  $145,000         --         18,000        $ 7,650
Executive Vice President--         1996  $351,333  $115,000         --         16,000        $ 7,350
Central Services                   1995  $331,333  $120,000         --                       $ 7,350
J. Michael Evans(2)..............  1997  $349,667  $150,000         --         20,000        $ 7,650
Executive Vice President--         1996  $329,667  $115,000         --         20,000        $ 7,350
Customer Service                   1995  $311,000  $120,000         --                       $ 7,350
Stephen B. Bram..................  1997  $309,500  $ 80,000         --         16,000        $ 7,650
Senior Vice President--            1996  $291,500  $ 90,000         --         16,000        $ 7,350
Central Operations                 1995  $273,500  $100,000         --                       $ 7,350
Peter J. O'Shea, Jr.(3)..........  1997  $315,000  $ 80,000         --         16,000        $ 7,650
Senior Vice President              1996  $295,000  $ 80,000         --         16,000        $ 6,738
and General Counsel

------------
     (1) The amounts shown in this column consist of amounts contributed by Con Edison under its Discount Stock Purchase Plan (DISCOP) and Thrift Savings Plan for Management Employees (Thrift Plan) and amounts paid for life insurance for Mr. McGrath, as follows: For 1997, Mr. McGrath, life insurance--$17,991, Thrift Plan--$7,650, Mr. Soutar, Thrift Plan--$7,650; Mr. Evans, Thrift Plan--$7,650. Mr. Bram, Thrift Plan--$7,650; Mr. O'Shea, Thrift Plan--$7,650; For 1996, Mr. McGrath, life insurance--$17,941, Thrift Plan--$7,350, DISCOP--$291; Mr. Soutar, Thrift Plan--$7,350; Mr. Evans, Thrift Plan--$7,350; Mr. Bram, Thrift Plan--$7,350; Mr. O'Shea, Thrift Plan--$6,738; For 1995, Mr. McGrath, life insurance--$16,212, DISCOP--$1,089, Thrift Plan--$7,350; Mr. Soutar, Thrift Plan--$7,350; Mr. Evans, Thrift Plan--$7,350; Mr. Bram, Thrift Plan--$7,350.

     (2) Mr. Evans was elected President and Chief Operating Officer of Con Edison, effective March 1, 1998.

     (3) Mr. O'Shea joined Con Edison as Senior Vice President and General Counsel on January 1, 1996. He retired from the Companies, effective March 31, 1998.

              EMPLOYMENT CONTRACTS OF EXECUTIVE OFFICERS LISTED IN
                         THE SUMMARY COMPENSATION TABLE

     Mr. McGrath has an agreement with the Companies that provides for his employment on a year-to-year basis with automatic one-year extensions unless the Companies or Mr. McGrath terminate the agreement upon at least twelve prior months' notice. The agreement provides for Mr. McGrath to receive an annual salary of $815,000 (effective September 1, 1997), plus annual deferred compensation of $25,000 with interest. Mr. McGrath's salary is reviewed annually by the Executive Personnel and Pension Committees and, with the concurrence of the Boards, may be increased as a result of that review. The agreement also provides for the purchase of supplemental term life insurance for Mr. McGrath, the premiums for which are included in the Summary Compensation Table.

     Mr. O'Shea had an agreement with Con Edison which provided for his employment through December 31, 1998 at an annual salary of $335,000 (effective January 1, 1998). Mr. O'Shea's employment agreement was amended in November 1997. Under the amended agreement:

Mr. O'Shea became eligible for retirement from Con Edison on March 31, 1998; became entitled to the mandatory deferred portion of this award for 1996 under Con Edison's Executive Incentive Plan ("EIP"); received payment of his 1997 EIP award in February 1998 and of $24,000 in March 1998 as a prorated 1998 EIP award; and his outstanding stock options were continued in effect for three years after his termination of employment. Commencing January 1, 1999, Mr. O'Shea will receive an annual pension of $30,000 for life (and the life of his surviving spouse) and become eligible for the retired officers' medical and life insurance plans. Con Edison has retained Mr. O'Shea to perform legal services until December 31, 1998 at a quarterly fee of $85,000.

                        REPORT ON EXECUTIVE COMPENSATION

     The Companies' executive compensation policies are administered by the Executive Personnel and Pension Committees of the Board of Directors/Trustees. Con Edison's Executive Personnel & Pension Committee was composed of five Trustees in 1997. All action by the Committee pertaining to executive compensation, except for awards under the 1996 Stock Option Plan, is submitted to the full Boards of Directors/Trustees for approval. The Committees submit the following report related to compensation matters for 1997.

     The Committees' compensation policy -- The Committees believe that total executive compensation should be such as to attract to the Companies, motivate and reasonably reward individuals of the highest professional and personal qualifications and, at the same time, secure substantial and proportionate value for the Companies. In 1997, compensation of the Companies' executive officers consisted primarily of base salary, which is reviewed by the Committees annually, a potential award under Con Edison's Executive Incentive Plan, which is shown in the Summary Compensation Table on page 12 under the caption "Bonus" and a potential award under the 1996 Stock Option Plan (the "Stock Option Plan"), which was approved by Con Edison's stockholders at the 1996 Annual Meeting. In making its recommendations to the Board of Directors/Trustees, with respect to salaries of officers other than Mr. McGrath, and awards under the Executive Incentive Plan of officers other than Mr. McGrath, and in making awards under the Stock Option Plan for officers other than Mr. McGrath, the Committees consider recommendations made by Mr. McGrath. The Committees initiate the recommendations that are made to the Board of Directors/Trustees with respect to Mr. McGrath's salary, any award under the Executive Incentive Plan and any grants the Committees make to him under the Stock Option Plan.

     Individual performance is the primary factor considered in determining base salary, within a range appropriate to that individual's position, although in some cases corporate performance may also be relevant to base salary determinations. Awards under the Executive Incentive Plan are based on both individual and corporate performance. Grants under the Stock Option Plan are based on individual performance and on an assessment of the individual's responsibility for the success and growth of the Companies. Base salary ranges are identified for the Companies' officers with reference to salaries paid by other utilities and industry in general, as reflected in surveys by such organizations as the Edison Electric Institute and in general industry studies conducted by compensation consulting firms. These surveys are not identical to the surveys referred to in the next paragraph. In addition, an attempt is made to assure internal equity by maintaining appropriate salary relationships. Increases for individuals are based on the current salary's relationship to the range for the position (but not to any specific level within the range) and the individual's performance with respect to the requirements of the individual's position.

     In considering the level of Mr. McGrath's compensation, the Committees reviewed surveys of the total compensation, including base salary and incentive compensation, paid to the chief executive officers of other utilities with revenues exceeding $2 billion and a survey by the Edison Electric Institute of the compensation paid to the chief executive officers in the electric utility industry. The Committees do not target Mr. McGrath's compensation to any specific level within the ranges of compensation paid by these comparison companies but use the surveys as references. The utilities included in the surveys referred to in this paragraph and the previous paragraph are some but not all of the utilities included in the Standard & Poor's Electric Utilities Index shown on the performance graph on page 18. None of the non-utility companies in the surveys are in the Index.

     The Committees believe that an evaluation of corporate performance must take account of many factors affecting the Companies' operations, over some of which management has total or considerable control and over others of which it has little or no control. In this context they look not only to current reported financial operating results and financial condition (as reflected in such factors as earnings per share, return on common equity, and debt ratings), but also to a wide range of other information relating to the quality of service provided to customers, the efficiency of operations, the development and management of personnel and the effectiveness of management's efforts to strengthen the Companies for the future. In recommending the base salaries or awards under the Executive Incentive Plan or grants under the Stock Option Plan, the Committees do not have a predetermined list of criteria nor do they have a formula for weighing or applying the criteria the Committees members consider. The process is neither arithmetic nor formulaic, but judgmental.

     1997 Base Salary Determinations -- In 1997 individual performance and overall compensation ranges relevant to Company officers were the factors considered by Con Edison's Executive Personnel and Pension Committee in determining the base salaries recommended for such individuals.

     1997 Executive Incentive Plan Awards -- Each year under the Executive Incentive Plan, a maximum fund is established by the Committees, subject to the approval of the Boards of Directors/Trustees, based on the salaries of the eligible participants at the end of the prior year. This maximum fund may not exceed one half of one percent of the Companies' net income for the year. Awards may be made by the Committees, subject to approval by the Boards, to eligible executives based on their performance during the year. Payment of one-third of the award is deferred for five years and is subject to forfeiture in certain circumstances. Portions of awards that are required to be deferred are treated during the mandatory deferral period as if the portions were invested in CEI's Common Stock and are credited with dividend equivalents and credited or debited for increases or decreases in the market value of an equivalent number of shares.

     In recommending the amount awarded under the Executive Incentive Plan for plan year 1997, the Committees considered the following financial factors:
Earnings per share in 1997 were higher than budgeted and 2 cents higher than 1996; the dividend was increased by two cents in 1997; the Company's interest coverage continues to be among the highest in the industry; the common stock price closed at $41.00 on December 31, 1997, a 40.8% increase over the closing price on December 31, 1996; and the Company earned a total of $7.9 million in incentives in 1997 (gas incentives of $9.2 million were offset by a net electric penalty of $1.3 million, principally due to unscheduled outages at Indian Point
2). The Committees also considered the following factors: In September 1997, Con Edison received approval from the Public Service Commission to implement a landmark plan that will help bring about a competitive electric market in New York City and Westchester County; a holding company structure received the necessary federal and state approvals, was approved by the stockholders in December 1997 and was implemented on January 1, 1998; in January 1997, the PSC approved a four-year gas rate agreement and in September 1997, the PSC approved a three-year steam rate agreement; Con Edison's Customer Service Operation completed its first major reorganization in 30 years; Con Edison met a new electric peak load of 11,013 MW on July 15, 1997, without any significant system problems; significant progress was made towards meeting Con Edison's goal of achieving environmental excellence; the total number of injuries recordable under OSHA regulations for 1997 was 12.4% less than in 1996; overall minority workforce representation and promotions increased over 1996 levels; and female workforce representation decreased slightly in 1997, however, the percentage of female promotions increased from 1996.

     Based on the Committees' review of Con Edison's performance in 1997, as reflected in the factors mentioned above, for 1997 the Committees recommended, and the Board of Direc-tors/Trustees approved, that the total amount awarded under the Executive Incentive Plan to all participants as a group be 95 percent of the maximum amount provided by the Plan.

     CEO Compensation -- In making its recommendations to the Board of Directors/Trustees with respect to both the base salary and the Executive Incentive Plan award for 1997 of Mr. McGrath and the Stock Option grant made to him in 1997, the Committees considered among other things, the Companies' good financial and operating results; the Companies' strong financial condition; the agreement approved by the Public Service Commission in the fall of 1997; the Companies' progress in achieving the goal of environmental excellence; Con Edison's successful transformation into a holding company structure; Mr. McGrath's leadership in preparing Con Edison for the transition to a new competitive era; and compensation levels of the chief executive officers of the other companies included in the compensation surveys referred to on pages 13-14.

     I.R.S. Limitations on Deductibility of Executive Compensation -- Federal law restricts the deductibility, for federal income tax purposes, of certain executive compensation above a specified threshold. In 1997, no Company executives received compensation reaching the threshold. In 1998, a portion of Mr. McGrath's compensation may exceed the threshold. In the Committees' judgment, the potential non-deductibility of such compensation is not material. The Committees intend to take into account these tax law provisions in structuring the Company's executive compensation in future years.

                                        The Executive Personnel and Pension
                                        Committee

                                             E. Virgil Conway (Chairman)
                                             Sally Hernandez-Pinero
                                             Donald K. Ross
                                             Robert G. Schwartz
                                             Richard A. Voell

                                 STOCK OPTIONS

     The purpose of the Stock Option Plan, which provides for granting options to purchase shares of CEI's Common Stock ($.10 par value), is to promote the interests of the Companies and their stockholders by providing long-term incentives to those persons with significant responsibility for the success and growth of the Companies by strengthening the Companies' ability to attract and retain officers and other employees, and by aligning the interests of such persons with those of the Companies' stockholders by facilitating their purchase of an equity interest in the Company. All grants of stock options outstanding under Con Edison's 1996 Stock Option Plan have a term of 10 years from date of grant and an exercise price equal to 100 percent of fair market value on the date of grant. With the formation of the holding company structure as of January 1, 1998, the options to purchase the Common Stock of Con Edison were converted into options to purchase the Common Stock of CEI. The stock options are non-transferable and become exercisable three years after the date of grant. In the event of a change in control of CEI, the Executive Personnel and Pension Committee of CEI's Board may provide for appropriate adjustments, including accelerating any exercisability or expiration dates, and settlement of option grants. The following table provides information on stock option grants made to the named executive officers in 1997.

                    OPTION GRANTS IN LAST FISCAL YEAR (1997)

                                                   % OF TOTAL
                                                    OPTIONS
                                      NUMBER OF    GRANTED TO                                 GRANT DATE
                                       OPTIONS     EMPLOYEES     EXERCISE OR    EXPIRATION     PRESENT
NAME                                   GRANTED      IN 1997      BASE PRICE        DATE        VALUE(1)
----                                  ---------    ----------    -----------    ----------    ----------
Eugene R. McGrath...................   70,000         8.4%         $31.50        2/23/07       $198,800
Charles F. Soutar...................   18,000         2.2%         $31.50        2/23/07       $ 51,120
J. Michael Evans....................   20,000         2.4%         $31.50        2/23/07       $ 56,800
Stephen B. Bram.....................   16,000         1.9%         $31.50        2/23/07       $ 45,440
Peter J. O'Shea, Jr.................   16,000         1.9%         $31.50        2/23/07       $ 45,440

------------
     (1) The grant date present values were calculated using the Black-Scholes option pricing model applied as of the grant date, February 24, 1997. The values generated by this model depend upon the following assumptions: an option exercise date of February 23, 2007, a constant dividend yield on underlying stock of 6.67 percent, an assumed annual volatility of the underlying stock of
14.08 percent; and a risk-free rate of return for the option period of 6.46 percent. The market value of the grant date is the closing price of the Common Stock on the day preceding the grant date. No assumptions were made regarding restrictions on vesting or the likelihood of vesting.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (1997)
                  AND FISCAL YEAR-END OPTION VALUES (12/31/97)

                                                                 NUMBER OF                VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS          IN THE MONEY OPTIONS AT
                                 SHARES                     AT FISCAL YEAR END             FISCAL YEAR END(1)
                                ACQUIRED      VALUE     ---------------------------    ---------------------------
                               ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                               -----------   --------   -----------   -------------    -----------   -------------
Eugene McGrath...............       0           0            0           140,000            0         $1,583,750
Charles F. Soutar............       0           0            0            34,000            0         $  381,000
J. Michael Evans.............       0           0            0            40,000            0         $  452,500
Stephen B. Bram..............       0           0            0            32,000            0         $  362,000
Peter J. O'Shea, Jr. ........       0           0            0            32,000            0         $  362,000

------------
     (1) Represents difference between market price of Con Edison common stock and the exercise price of the option at 12/31/97. Such amounts may not be realized. Actual values, if any, will be realized at the time of any such exercise.

                                 PENSION PLANS

     The following table shows, for the salary levels and years of service indicated, the annual pension benefit payable commencing at age 65 under Con Edison's Retirement Plan for Management Employees (the "Management Plan"), a funded, tax-qualified, defined benefit pension plan, and Con Edison's Supplemental Retirement Income Plan, an unfunded, non-qualified plan (together referred to as the "Plans"), as supplemented in the case of Messrs. McGrath and Evans by separate agreements.
                               PENSION PLAN TABLE

  FINAL
 AVERAGE
  SALARY                                  YEARS OF SERVICE
 -------     --------------------------------------------------------------------------
                15         20         25         30         35         40         45
                --         --         --         --         --         --         --
$   50,000   $ 11,250   $ 15,000   $ 19,000   $ 24,000   $ 25,250   $ 26,500   $ 27,750
$  100,000   $ 24,159   $ 32,212   $ 40,765   $ 51,318   $ 53,818   $ 56,318   $ 58,818
$  200,000   $ 51,909   $ 69,212   $ 87,515   $109,818   $114,818   $119,818   $124,818
$  300,000   $ 79,659   $106,212   $134,265   $168,318   $175,818   $183,318   $190,818
$  400,000   $107,409   $143,212   $181,015   $226,818   $236,818   $246,818   $256,818
$  500,000   $135,159   $180,212   $227,765   $285,318   $297,818   $310,318   $322,818
$  600,000   $162,909   $217,212   $274,515   $343,818   $358,818   $373,818   $388,818
$  700,000   $190,659   $254,212   $321,265   $402,318   $419,818   $437,318   $454,818
$  800,000   $218,409   $291,212   $368,015   $460,818   $480,818   $500,818   $520,818
$  900,000   $246,159   $328,212   $414,765   $519,318   $541,818   $564,318   $586,818
$1,000,000   $273,909   $365,212   $461,515   $577,818   $602,818   $627,818   $652,818
$1,100,000   $301,659   $402,212   $508,265   $636,318   $663,818   $691,318   $718,818
$1,200,000   $329,409   $439,212   $555,015   $694,818   $724,818   $754,818   $784,818
$1,300,000   $357,159   $476,212   $601,765   $753,318   $785,818   $818,318   $850,818
$1,400,000   $384,909   $513,212   $648,515   $811,818   $846,818   $881,818   $916,818
$1,500,000   $412,659   $550,212   $695,265   $870,318   $907,818   $945,318   $982,818

     The Plans provide pension benefits based on (i) the participant's highest average salary for 60 consecutive months within the 120 consecutive months prior to retirement ("final average salary"), (ii) the portion of final average salary in excess of the Social Security taxable wage base in the year of retirement, and (iii) the participant's length of service. For purposes of the Plans, a participant's salary for a year is deemed to include any award under Con Edison's Executive Incentive Plan (See "Report on Executive Compensation" above) for that year; provided that the portions of awards that are required to be deferred will not be included in the pension calculation if such portions are forfeited in accordance with the plan. Participants in the Plans whose age and years of service equal 75 are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. Benefits payable to a participant who retires between ages 55 and 59 with less than 30 years of service are subject to a reduction of 1 1/2 percent for each full year of retirement before age 60. Early retirement reduction factors are not applied to pensions of employees electing retirement at age 55 or older with at least 30 years of service. However, benefits payable on the portion of final average salary in excess of the Social Security taxable wage base to a participant who retires before age 65 are subject to IRS reduction factors. The years of service covered by the Plans are for Mr. McGrath, 35 years; Mr. Soutar, 40 years; Mr. Evans, 24 years, and Mr. Bram, 35 years. Current compensation rates covered by the Plans for Messrs. McGrath, Soutar, Evans and Bram are approximately equal to the sum of the amounts set forth under the captions "Salary" and "Bonus" in the summary compensation table on page 12. Mr. O'Shea retired from the Companies on March 31, 1998 and will not receive a pension under the Plans. The Plans provide an annual adjustment equal to the lesser of 3% or 3/4 of the annual increase in the Consumer Price Index to offset partially the effects of inflation.

     Mr. McGrath's agreement provides that under certain circumstances, if he elects upon termination of his employment to defer the commencement of his pension as permitted by the

Plans, Con Edison will accrue and later pay with interest the amounts that Mr. McGrath would have been entitled to receive under the Plans during the deferral period, as supplemented by his agreement.

PERFORMANCE GRAPH

     The following performance graph compares Con Edison's cumulative total stockholder return on its common stock for a five year period (December 31, 1992 to December 31, 1997) with the cumulative total return of the Standard & Poor's Electric Utilities index and the Standard & Poor's 500 Stock index.

                COMPARISON OF FIVE YEAR TOTAL CUMULATIVE RETURN*

           CON EDISON, S&P ELECTRIC UTILITIES INDEX AND S&P 500 INDEX
                     DECEMBER 31, 1992 TO DECEMBER 31, 1997

        Measurement Period
      (Fiscal Year Covered)            Con Edison         S&P Electrics          S&P 500
1992                                     100.00              100.00              100.00
1993                                     104.10              112.60              110.10
1994                                      89.90               97.90              111.50
1995                                     118.70              128.30              153.40
1996                                     116.80              128.10              188.70
1997                                     173.20              161.70              251.60

* Based on $100 invested at December 31, 1992; reinvestment of all dividends in equivalent shares of stock; and market price changes on all such shares.

CERTAIN INFORMATION AS TO INSURANCE AND INDEMNIFICATION

     No stockholder action is required with respect to the following information which is included to fulfill the requirements of Sections 725 and 726 of the Business Corporation Law of the State of New York.

     Effective December 2, 1997, Con Edison purchased insurance providing for reimbursement, with certain exclusions and deductions, to (a) CEI or Con Edison for payments it makes to indemnify Directors/Trustees, directors, officers and assistant officers of CEI and its subsidiaries (b) Directors/Trustees, directors, officers and assistant officers for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities for which they are not indemnified by CEI or Con Edison and
(c) the Company and its subsidiaries
for any payments it makes resulting from a securities claim. The insurers are:
A.C.E. Insurance Company, Ltd., Continental Casualty Company, Executive Risk Indemnity, Inc., Federal Insurance Company, Reliance Insurance Company, and Zurich Insurance Company. The cost of this insurance was $667,500 for a one year term. Con Edison also purchased from Federal Insurance Company, Royal Insurance Company, Zurich Insurance Company additional insurance coverage, for one year effective January 1, 1998, insuring the Directors/Trustees, officers and employees of Con Edison and certain other parties against certain liabilities which could arise in connection with the administration of Con Edison's employee benefit plans. The cost of such coverage was $200,000.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETINGS

     In order to be included in the joint proxy statement and form of proxy relating to the Companies' 1999 Annual Meetings, stockholder proposals must be received by the Companies at their principal offices at 4 Irving Place, New York, New York 10003, Attention: Corporate Secretary, by December 7, 1998.

OTHER MATTERS TO COME BEFORE THE MEETINGS

     Management intends to bring before the meetings only the election of Directors/Trustees and Proposal No. 2 above and knows of no matters to come before the meeting other than the matters set forth herein. If other matters or motions come before the meetings, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meetings.

     PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. YOUR VOTE IS IMPORTANT. Stockholders planning to attend the meetings but choosing not to return the proxy card should send a note requesting an admission ticket in the envelope provided.

                                    By Order of the Board of Directors/Trustees,

                                                     ARCHIE M. BANKSTON
                                                         Secretary
New York, N.Y.
April 6, 1998

                                                                          (LOGO)
                                                       printed on recycled paper

[CON EDISON LOGO] Consolidated Edison Company of New York, Inc.            VOTE BY TELEPHONE
                  4 Irving Place, New York, N.Y. 10003                  Quick * Easy * Immediate
                                                                 Your Telephone vote authorizes the named
                                                                 Proxy Committee to vote your shares in the
                                                                 same manner as if you marked, signed, and
                                                                 returned your proxy card.
                                                                 You will be asked to enter the 8-digit Control
                                                                 Number which is located in the box below.

                                                                    Call Toll Free on a TOUCH TONE PHONE
                                                                            CALL 1-888-698-8089
                                                                       24 HOURS A DAY, 7 DAYS A WEEK
                                                                  There is NO CHARGE to you FOR THIS CALL.

DEAR STOCKHOLDER: FOR TELEPHONE
VOTING JUST FOLLOW THESE EASY STEPS:              /                                                         /

Option 1: To vote as the Board of Trustees recommends on ALL proposals: Press 1.
          YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL.

Option 2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

Item 1:   To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.                                   IF YOU VOTE
          To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.                              BY TELEPHONE,
          (01) E.V. Conway, (02) G.J. Davis, (03) R.M. Davis, (04) J.S. Freilich, (05) E.V. Futter,                   THERE IS NO
          (06) S.H. Pinero (07) P.W. Likins, (08) E.R. McGrath, (09) R.G. Schwartz, (10) R.A. Voell,                  NEED FOR YOU
          and (11) S.R. Volk.                                                                                         TO MAIL BACK
                                                                                                                      YOUR PROXY
                                                                                                                      CARD.
Item 2:   To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
          YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL.

                                       YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.
                              DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE.
Fold & Tear Here                                                                                    Fold & Tear Here
------------------------------------------------------------------------------------------------------------------------------------

                             The Board of Trustees Recommends a Vote FOR the Following:
------------------------------------------------------------------------------------------------------------------------------------

(1) ELECTION OF TRUSTEES              WITHHELD
          FOR                 Authority to vote for all
     all nominees listed      nominees on the reverse side
     on the reverse side
     (except as marked to
     the contrary below)
                                                                                                            FOR   AGAINST  ABSTAIN
          / /                           / /                           (2) Ratification of appointment of    / /     / /     / /
                                                                          independent accountants.

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name in the space provided below.


-----------------------------------------------------------



                           If you plan to attend the meeting and want an admission ticket, check here.    / /
------------------------------------------------------------------------------------------------------------------------------------

PLEASE SIGN, DATE AND RETURN                         Please Mark Your Ballot /X/
THIS  PROXY PROMPTLY.

 ------------------------------  -----, 1998  SIGNATURE(S) SHOULD CORRESPOND
 SIGNATURE(S) OF STOCKHOLDER(S)  DATED        WITH THE NAME(S) AS PRINTED. NO
                                              WITNESS IS REQUIRED.

CONSOLIDATED EDISON COMPANY OF  NEW YORK, INC.                               THIS PROXY IS SOLICITED ON BEHALF
$5 CUMULATIVE PREFERRED STOCK                                                OF THE BOARD OF TRUSTEES
------------------------------------------------------------------------------------------------------------------------------------
PLEASE DATE AND          The undersigned hereby appoints E. Virgil Conway, Peter W. Likins and Joan S. Freilich and each or
SIGN ON REVERSE          any of them with power of substitution, proxies to vote all stock of the undersigned (including any
SIDE. TO VOTE IN         shares held through the Company's Automatic Dividend Reinvestment and Cash Payment Plan) at the
ACCORDANCE WITH          Annual Meeting of Stockholders on Monday, May 18, 1998 at 1:30 P.M. at The Theatre at Madison
THE RECOMMENDA-          Square Garden, Seventh Avenue between 31st and 33rd Streets, New York, N.Y. or at any
TIONS OF THE             adjournments thereof, as specified on the reverse side in the election of Trustees and on the proposals
BOARD OF TRUSTEES        more fully set forth in the proxy statement, and in their discretion on any matters that may come before
NO BOXES NEED BE         the meeting.
CHECKED.
                         Your vote for the election of Trustees may be indicated on the reverse side. Nominees are: E.V.
                         Conway, G.J. Davis, R.M. Davis, J.S. Freilich, E.V. Futter, S. Hernandez-Pinero, P.W. Likins, E.R.
                         McGrath, R.G. Schwartz, R.A. Voell and S.R. Volk.

                         THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO CHOICE IS MADE, THIS PROXY WILL BE
                         VOTED "FOR" THE ELECTION OF THE NOMINEES FOR TRUSTEES LISTED ABOVE (PROPOSAL 1) AND "FOR" PROPOSAL 2.
                                                                                                                   [CON EDISON LOGO]

[CON EDISON LOGO] Consolidated Edison, Inc.                                VOTE BY TELEPHONE
                  4 Irving Place, New York, N.Y. 10003                  Quick * Easy * Immediate
                                                                 Your Telephone vote authorizes the named
                                                                 Proxy Committee to vote your shares in the
                                                                 same manner as if you marked, signed, and
                                                                 returned your proxy card.
                                                                 You will be asked to enter the 8-digit Control
                                                                 Number which is located in the box below.

                                                                    Call Toll Free on a TOUCH TONE PHONE
                                                                            CALL 1-888-221-0698
                                                                       24 HOURS A DAY, 7 DAYS A WEEK
                                                                  There is NO CHARGE to you FOR THIS CALL.

DEAR STOCKHOLDER: FOR TELEPHONE
VOTING JUST FOLLOW THESE EASY STEPS:              /                                                             /

Option 1: To vote as the Board of Directors recommends on ALL proposals: Press 1.
          YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL.

Option 2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

Item 1:   To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.                                   IF YOU VOTE
          To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.                              BY TELEPHONE,
          (01) E.V. Conway, (02) G.J. Davis, (03) R.M. Davis, (04) J.S. Freilich, (05) E.V. Futter,                   THERE IS NO
          (06) S.H. Pinero (07) P.W. Likins, (08) E.R. McGrath, (09) R.G. Schwartz, (10) R.A. Voell,                  NEED FOR YOU
          and (11) S.R. Volk.                                                                                         TO MAIL BACK
                                                                                                                      YOUR PROXY
                                                                                                                      CARD.
Item 2:   To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
          Instructions are the same for all remaining proposals.
          YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL.

                                       YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.
                              DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE.
      Fold & Tear Here                                                                      Fold & Tear Here
------------------------------------------------------------------------------------------------------------------------------------

                                                                             The Board of Directors Recommends a Vote AGAINST the
The Board of Directors Recommends a Vote FOR the Following:                       Following Stockholder Proposals (Nos. 3 and 4):
------------------------------------------------------------------------------------------------------------------------------------

(1) ELECTION OF TRUSTEES              WITHHELD
          FOR                 Authority to vote for all
     all nominees listed      nominees on the reverse side
     on the reverse side
     (except as marked to
     the contrary below)
                                                                                                         FOR   AGAINST  ABSTAIN
          / /                           / /                           (3) Cumulative voting.             / /     / /     / /


(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees's name in the space provided below.)


-----------------------------------------------------------

                                                                      (4) Additional compensation        FOR   AGAINST  ABSTAIN
                                      FOR   AGAINST  ABSTAIN              information.                   / /     / /     / /
(2) Ratification of appointment of    / /     / /     / /
    independent accountants.



                           If you plan to attend the meeting and want an admission ticket, check here.    / /
------------------------------------------------------------------------------------------------------------------------------------

PLEASE SIGN, DATE AND RETURN                         Please Mark Your Ballot /X/
THIS  PROXY PROMPTLY.

 ------------------------------  -----, 1998  SIGNATURE(S) SHOULD CORRESPOND
 SIGNATURE(S) OF STOCKHOLDER(S)  DATED        WITH THE NAME(S) AS PRINTED. NO
                                              WITNESS IS REQUIRED.

CONSOLIDATED EDISON, INC.                                                   THIS PROXY IS SOLICITED ON BEHALF
COMMON STOCK                                                                OF THE BOARD OF DIRECTORS
------------------------------------------------------------------------------------------------------------------------------------
PLEASE DATE AND          The undersigned hereby appoints E. Virgil Conway, Peter W. Likins and Joan S. Freilich and each or
SIGN ON REVERSE          any of them with the power of substitution, proxies to vote all stock of the undersigned (including any
SIDE. TO VOTE IN         shares held through the Company's Automatic Dividend Reinvestment and Cash Payment Plan) at the
ACCORDANCE WITH          Annual Meeting of Stockholders on Monday, May 18, 1998 at 1:30 P.M. at The Theatre at Madison
THE RECOMMENDA-          Square Garden, Seventh Avenue between 31st and 33rd Streets, New York, N.Y. or at any
TIONS OF THE             adjournments thereof, as specified on the reverse side in the election of Directors and on the proposals
BOARD OF DIRECTORS       more fully set forth in the proxy statement, and in their discretion on any matters that may come before
NO BOXES NEED BE         the meeting.
CHECKED.
                         Your vote for the election of Directors may be indicated on the reverse side. Nominees are: E.V.
                         Conway, G.J. Davis, R.M. Davis, J.S. Freilich, E.V. Futter, S. Hernandez-Pinero, P.W. Likins, E.R.
                         McGrath, R.G. Schwartz, R.A. Voell and S.R. Volk.

                         THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO CHOICE IS MADE, THIS PROXY WILL BE
                         VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE (PROPOSAL 1); "FOR" PROPOSAL 2;
                         AND "AGAINST" PROPOSALS 3 AND 4.

                                                                                                                   [CON EDISON LOGO]